NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD RETAIL SALES 'EDGE' HIGHER IN JUNE
AS NEW, REDESIGNED CROSSOVERS SOAR

•  Ford, Lincoln and Mercury posted combined retail sales increase in June – the first such increase since October 2006.
•  Combined crossover sales increased 83 percent, driven by strong demand for all-new Ford Edge and Lincoln MKX, and redesigned Ford Escape and Mercury Mariner.
•  Lincoln registers ninth month in a row of higher retail sales.
•  All-new Ford Expedition gains for the tenth month in a row.
•  Land Rover sales rose 8 percent, reflecting all-new LR2.
•  Total sales were 247,599, down 8 percent from a year ago reflecting 39 percent reduction in daily rental sales.

DEARBORN, Mich., July 3 – Soaring demand for new and redesigned crossover vehicles, including the all-new Ford Edge, "edged" Ford, Lincoln and Mercury retail sales to their first combined increase since October 2006.

Edge sales were 12,470 and Lincoln MKX sales were 3,400.  Edge was recognized as the industry's top performing new vehicle in J.D. Power and Associates' 2007 Automotive Performance, Execution and Layout Study TM (APEAL).

“These new crossovers are proof we are building more products people want to buy,” said Mark Fields, Ford’s President of the Americas.  "The Edge and Lincoln MKX and other new and redesigned products are helping us to stabilize our retail market share, a key goal in our plan to return to profitability in North America."

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The redesigned 2008 model Ford Escape and Mercury Mariner crossovers set sales records in June, with Escape sales reaching 19,147, up 33 percent from a year ago, and Mariner sales totaling 3,788, up 97 percent.  In addition, the Escape and Mariner hybrid models set June sales records, with Escape hybrid sales of 2,192 and Mariner hybrid sales of 334.

In total, Ford, Lincoln and Mercury crossovers were up 83 percent compared with a year ago as the company continues to achieve the largest sales increase in the industry’s fastest-growing segment.

Other new and redesigned products contributed to Ford’s strong retail performance in June.  Retail sales for the Ford Expedition were higher than a year ago, the full-size sport utility vehicle's tenth consecutive month of sales increases.

June sales of Ford's F-Series, America's best-selling truck, were essentially flat compared with a year ago, while sales of the Ford Focus small car climbed 20 percent.  A redesigned Ford Focus will debut later this year.

The Lincoln brand posted its ninth month in a row of higher retail sales.  June sales were 30 percent higher than a year ago.  In the first six months of 2007, Lincoln sales were 15 percent higher than the same period a year ago.  Lincoln’s rebound reflects the new Lincoln MKX crossover, the new Lincoln MKZ sedan (up 38 percent in June), and the redesigned Navigator.

Land Rover dealers reported an 8 percent sales increase in June, reflecting the addition of the all-new LR2 crossover.

The company’s total sales (including sales to fleet customers) were 247,599, down 8 percent.  The decline in total sales reflected a planned reduction in sales to daily rental companies.  Daily rental sales were down 39 percent (22,000 units) compared with a year ago.  In the first half, sales to daily rental companies were 89,000 units lower than a year ago (down 30 percent).

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